                                                                   EXHIBIT 10.15










                  ASSET PURCHASE AND STOCK REDEMPTION AGREEMENT

                                      among

                           ARROW INTERVENTIONAL, INC.

                         HORIZON MEDICAL PRODUCTS, INC.

                              and as joining party

                              STRATO/INFUSAID, INC.







                                  July 15, 1997

                                TABLE OF CONTENTS


                                                                            Page

1.       Purchase and Sale of Assets; Assumed Liabilities....................  2
         1.1          Purchase and Sale of Assets............................  2
         1.2          Excluded Assets........................................  2
         1.3          Assumed Liabilities....................................  2
         1.4          Liabilities Not Assumed................................  3
         1.5          Deferred Assigned Contracts.                             4

2.       Transfer of Arrow Shares as Purchase Consideration..................  5

3.       Closing.............................................................  5
         3.1          Date and Place of Closing..............................  5
         3.2          Deliveries by the Company..............................  5
         3.3          Deliveries by Arrow....................................  6

4.       Representations and Warranties of Horizon...........................  7
         4.1          organization and Good Standing.........................  7
         4.2          Due Authorization; Enforceability; No Conflict.........  8
         4.3          Litigation............................................. 10
         4.4          Title.................................................. 10
         4.5          Purchased Assets....................................... 10
         4.6          Brokers................................................ 10

5.       Arrow's Representations and Warranties.............................. 11
         5.1          organization and Good Standing......................... 11
         5.2          Due Authorization; Enforceability; No Conflict......... 11
         5.3          Litigation............................................. 12
         5.4          Brokers................................................ 12
         5.5          Title to Arrow Shares.................................. 12
         5.6          No other Representations............................... 12

6.       General Covenants of Horizon and Arrow.............................. 13

7.       Conditions Precedent to Arrow's obligations......................... 13
         7.1          Stock Acquisition...................................... 13
         7.2          Consents............................................... 13
         7.3          Representations, Warranties & Covenants................ 13
         7.4          Litigation Affecting Closing........................... 13
         7.5          Closing Deliveries..................................... 14

8.       Conditions Precedent to Horizon's obligations....................... 14
         8.1          Representations, Warranties & Covenants................ 14
         8.2          Stock Acquisition...................................... 14
         8.3          Litigation Affecting Closing........................... 14
         8.4          Closing Deliveries..................................... 14
         8.5          Consents............................................... 15

9.       Additional Covenants................................................ 15
         9.1          Closing Balance Sheet and Tax Allocation............... 15
         9.2          Collections............................................ 17
         9.3          Arrow's Use of "Infusaid; Silicone Adhesives".......... 17
         9.4          Company's Temporary Use of Norwood, MA Plant;
                      Special Indemnity...................................... 17

                                                                            Page

         9.5          Indemnification of Pfizer under Stock Purchase
                      Agreement.............................................. 19
         9.6          Indemnification of Arrow and Horizon under Stock
                      Purchase Agreement..................................... 21
         9.7          Performance of obligations Under Stock Purchase
                      Agreement.............................................. 22
         9.8          Phone Switch........................................... 22

10.      Survival and Indemnification........................................ 23
         10.1         Survival............................................... 23
         10.2         Indemnification of Arrow............................... 23
         10.3         Indemnification of Horizon and the Company............. 24
         10.4         Notice of Claims....................................... 24
         10.5         Defense of Third Party Claims.......................... 24
         10.6         Certain Limitations.................................... 25
         10.7         Bulk Sales Indemnity................................... 25
         10.8         Exclusive Remedies..................................... 25

11.      Miscellaneous....................................................... 25
         11.1         Termination of Agreement; Liabilities.................. 25
         11.2         Further Assurances..................................... 26
         11.3         Benefit of Agreement................................... 26
         11.4         Expenses............................................... 26
         11.5         Covenants Not to Compete; Use of "Infusaid" on Pumps... 26
         11.6         Confidentiality........................................ 27
         11.7         Entire Agreement; Amendments........................... 28
         11.8         Stock Purchase Agreement............................... 28
         11.9         Counterparts........................................... 28
         11.10        Section and Paragraph Headings......................... 28
         11.11        Notices................................................ 28
         11.12        Governing Law.......................................... 30
         11.13        Submission to Jurisdiction; Consent to Service of
                      Process................................................ 30
         11.14        Interpretation......................................... 30

1.1                   Purchased Assets Schedule.............................. 34

1.2                   Certain Excluded Assets................................ 43

1.3                   Arrow Employees........................................ 45

1.4                   Horizon Employees...................................... 46

4.2                   Conflict and Consent Schedule.......................... 47

4.4                   Title Exceptions....................................... 48

5.2                   Conflict Schedule...................................... 49

11.5(b)               List of Distributors of Port Products.................. 50

3.2(a)                Bill of Sale and General Assignment.................... 51

                                                                            Page

3.2(b)                Assignment and Assumption of Lease Agreement........... 52

3.2(c)                opinion of Slaughter & Virgin.......................... 53

3.3(a)                Assumption Agreement................................... 54

3.3(c)                opinion of Nixon, Hargrave, Devans & Doyle LLP......... 55

7.3(a)                Certificate of Horizon................................. 56

7.3(b)                Certificate of the Company............................. 57

8.1                   Certificate of Arrow................................... 58

                  ASSET PURCHASE AND STOCK REDEMPTION AGREEMENT


                  THIS ASSET PURCHASE AND STOCK REDEMPTION AGREEMENT (hereinafter referred to as the "Agreement") is made as of July 15, 1997 by and among ARROW INTERVENTIONAL, INC., a Delaware corporation ("Arrow"), HORIZON MEDICAL PRODUCTS, INC., a Georgia corporation ("Horizon") and, by joining as an additional party hereto immediately following consummation of the transactions hereunder, STRATO/INFUSAID, INC., a Massachusetts corporation (the "Company").


                              W I T N E S S E T H:

                  WHEREAS, the Company is a wholly owned subsidiary of Pfizer Inc., a Delaware corporation ("Pfizer"), and is in the business, among other things, of manufacturing and distributing vascular access products (the "Port Business") and implantable infusion pump products (the "Pump Business");

                  WHEREAS, Arrow wishes to acquire the Pump Business, and Horizon wishes to acquire the Port Business;

                  WHEREAS, Arrow, Horizon, Pfizer and the Company have entered into a certain Purchase Agreement dated as of June 20, 1997 (such Purchase Agreement, as amended from time to time, the "Stock Purchase Agreement"; terms used herein and otherwise not herein defined shall have the respective meanings assigned to such terms in the Stock Purchase Agreement);

                  WHEREAS, pursuant to the Stock Purchase Agreement (i) Arrow has agreed to acquire from Pfizer and/or any affiliate of Pfizer 24,706 shares (the "Arrow Shares") of the capital stock of the Company (the "Common Stock") and certain of those "Foreign Assets" described in Schedule 2.1(a) to the Stock Purchase Agreement under the caption "Pump Related Foreign Assets", and (ii) Horizon has agreed to acquire from Pfizer and/or any affiliate of Pfizer 275,294 shares (the "Horizon Shares") of the Common Stock and certain of those "Foreign Assets" described in Schedule 2.1(a) to the Stock Purchase Agreement under the caption "Port Related Foreign Assets"; and

                  WHEREAS, on the Closing Date and immediately following consummation of the transactions contemplated by the Stock Purchase Agreement (the "Stock Acquisition"), Arrow wishes to acquire from the Company, and Horizon, as the beneficial owner of a majority of the Common Stock, wishes to cause the Company to transfer, sell and assign to Arrow, the Pump Business in exchange for the Arrow Shares, all upon and subject to the terms and conditions of this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Horizon, Arrow and, when made additional party hereto, the Company, agree as follows:

                  1. Purchase and Sale of Assets; Assumed Liabilities

                  1.1 Purchase and Sale of Assets. On the Closing Date and immediately following consummation of the Stock Acquisition, upon and subject to the terms and conditions of this Agreement, Horizon shall cause the Company to sell, transfer, assign, convey and deliver to Arrow, and Arrow shall purchase and acquire from the Company, the "Purchased Assets" described on Schedule 1.1 hereto (the "Purchased Assets"). Notwithstanding any provision of this Agreement to the contrary, to the extent any assets of the Company do not relate principally to the Port Business or the Pump Business (e.g., office furniture and equipment and computers) (other than (except as provided in Section 1.2(v) below) leasehold improvements and fixtures relating to the Facility (which Facility shall also be referred to in this Agreement as the "Plant")), fifty percent (50%) in value of such assets, as determined by Coopers & Lybrand pursuant to Section 9.1(a), shall be sold, transferred, assigned, conveyed and delivered to Arrow and shall constitute Purchased Assets.

                  1.2 Excluded Assets. Except as provided in Section 1.1, the Company shall retain and shall not be caused to sell or deliver to Arrow, and Arrow shall not purchase from the Company the following assets, all of which shall be excluded from the Purchased Assets: (i) all original books or records of the Company which pertain to the financial accounting and tax aspects of the Company for periods preceding the Closing Date (all of which shall be maintained by the Company and Horizon in accordance with Section 5.2(b) of the Stock Purchase Agreement); (ii) subject to Section 5.2(d) of the Stock Purchase Agreement, pension, profit sharing, retirement, bonus and savings plans or trusts and, except as otherwise provided in the Stock Purchase Agreement, any assets thereof and all other plans, agreements or understandings to provide employee benefits of any kind for employees of the Company; (iii) subject to
Section 9.3 below, all rights in and to the name "Strato" or "Infusaid" and any logo or variation thereof; (iv) those assets of the Company which are not expressly transferred pursuant to Section 1.1 hereof, including, without limitation, those listed on Schedule 1.2 hereof; (v) all warehousing and distribution equipment in the inventory and shipping areas of the Plant and the Company exhibit booths (other than graphics and display materials which relate principally to the Pump Business); and (vi) all rights which accrue to or are retained by the Company under and by virtue of this Agreement (collectively, the "Excluded Assets").

                  1.3 Assumed Liabilities. On the Closing Date and immediately following consummation of the Stock Acquisition, Arrow shall assume from the Company and, without waiving, releasing discharging or terminating in any respect the right to such indemnification from or other undertaking of, Pfizer under the Stock Purchase Agreement, pay and perform, without duplication (i) except for liabilities referred to in the second sentence of Section 1.4, all obligations and liabilities of the Company outstanding as of the Closing Date that are related to or arise from the Pump Business, excluding, however, such liabilities and obligations that are retained by and are the responsibility of Pfizer under the Stock Purchase Agreement, (ii) all obligations and liabilities of the Company which arise in connection with the Purchased Assets on and after the Closing Date (including without limitation any personal injury or property damage whatsoever caused by or through any of the Purchased Assets and any taxes, interest and penalties which arise after the Closing Date as a result of Arrow's ownership or operation of the Pump Business), (iii) all obligations and liabilities of the Company under the Lease Agreement and all obligations and liabilities of the Company for the Plant, except (x) for those created after the Closing by Horizon or the Company, (y) as otherwise provided in Section 9.4 hereof and (z) for the obligations and liabilities that are retained by and are the responsibility of Pfizer under the Stock Purchase Agreement, (iv) all obligations and liabilities of the Company to each of the "Arrow Employees" listed on Schedule 1.3 hereto, excluding, however, such obligations and liabilities that are retained by and are the responsibility of Pfizer under the Stock Purchase Agreement, and (v) all obligations under the agreements, instruments, indentures, commitments and undertakings referred to on Schedule
1.1 hereto as the "Assigned Contracts" provided, however, that to the extent any such Assigned Contract is only partially assigned to Arrow (as is the case with each Assigned Contract marked with an asterisk on Schedule 1.1), Arrow shall assume liabilities and obligations thereunder only to the extent such liabilities and obligations pertain to rights assigned to Arrow (all of such liabilities and obligations in above clauses (i), (ii), (iii), (iv), and (v), but specifically excluding those described in Section 1.4 below, are hereinafter referred to as the "Assumed Liabilities"). With respect to any of the above-described obligations and liabilities that would be Assumed Liabilities except that such liabilities and obligations were retained by and are the responsibility of Pfizer under the Stock Purchase Agreement; solely to the extent such obligations and liabilities are retained by and the responsibility of Pfizer under the Stock Purchase Agreement, neither Horizon nor the Company will be responsible for or required to pay such obligations and liabilities, and, solely to such extent, Arrow, if necessary, will pay such obligations and liabilities and seek indemnification from Pfizer under the Stock Purchase Agreement for such obligations and liabilities.

                  1.4 Liabilities Not Assumed. Arrow shall not and will not accept or assume any liability or obligation of the Company other than the Assumed Liabilities which Arrow is expressly agreeing to accept or assume pursuant to this Agreement. Without limiting the foregoing, the Company shall not assign or transfer to Arrow, and Arrow shall not and will not accept or assume any liability or obligation of the Company (i) except as expressly provided in Section 1.3(ii), arising from or related to any federal, state or local income, sales, use, excise or other tax of the Company (including without limitation any such taxes incurred by the Company as a result of the transactions contemplated hereby); (ii) except for the Arrow Employees, relating to any other employees, former employees or retirees of the Company (including without limitation those listed on Schedule 1.4 hereto) or arising by reason of any such other person's employment or termination of employment by the Company, including, without limitation, those relating to the Company's terms or conditions of employment, policies, practices, compensation, wages, payroll expenses, accrued vacation and sick leave, medical benefits, benefit or welfare plans, pension plans, compliance with applicable federal, state or local labor and/or employment laws, rules, regulation or orders, or any other employment-related obligation; (iii) arising from or otherwise associated with or relating to the Port Business (including without limitation any personal injury or property damage whatsoever caused by or through any products of the Port Business); (iv) arising from or related to any the Company's lack of compliance with any applicable federal, state or local laws, rules, regulations, ordinances or orders, except to the extent such lack of compliance is related to or arises from the Plant, the Pump Business or the Arrow Employees; (v) any liabilities or obligations relating to Excluded Assets; or (vi) any liabilities or obligations not expressly assumed by Arrow hereunder.

                  1.5 Deferred Assigned Contracts. If, on the Closing Date, (i) Horizon or the Company has not obtained any Consent required to permit or enable the Company to transfer or assign (a "Transfer) all of the Company's right, title or interest in and obligations under any assigned agreement, instrument or indenture constituting a portion of the Purchased Assets (each, an "Assigned Contract") referred to on Schedule 1.1 hereto or if an attempted assignment, transfer or conveyance of any Assigned Contract included in the Purchased Assets would be ineffective or would adversely affect the Company's ability to convey the same and (ii) the conditions precedent to the Closing set forth herein have nevertheless been satisfied, then such Assigned Contract shall constitute a "Deferred Assigned Contract" and shall not be transferred to Arrow on the Closing Date, but thereafter (A) Horizon and the Company will continue to use all reasonable efforts, and Arrow will cooperate with Horizon and the Company, to obtain the Consent and/or to remove any other impediments to the Transfer of each such Deferred Assigned Contract, (B) until the Transfer of any such Deferred Assigned Contract, Horizon and the Company ensure that Arrow shall receive the benefits under such Deferred Assigned Contract after the Closing Date to the same extent as if it were the Company, with, to the extent provided in clause (D) below, all costs and expenses thereof, as well as all gains, income, losses, taxes or other items generated thereby to be for Arrow's account, (C) the Company will transfer or assign each such Deferred Assigned Contract to Arrow within five (5) business days after the receipt of such Consent and/or the removal of such impediment, and (D) Arrow shall assume the Company's obligations and liabilities thereunder and such liabilities and obligations will be deemed to constitute Assumed Liabilities, and, Arrow shall perform such obligations of the Company arising under such Deferred Assigned Contract. In addition, with respect to each "Retained Contract" described on Schedule 1.1 hereto, Horizon and, when joined as party hereto, the Company agree that, until expiration or termination thereof, the Company will cooperate with Arrow in any lawful arrangement to provide that Arrow shall receive such portion of the benefits of the interest thereunder after the Closing Date as the parties shall mutually agree to the same extent as if it were the Company, with all costs and expenses thereof, as well as all gains, income, losses, taxes or other items generated thereby to be for the account of the respective parties as shall be mutually agreed.

                  2. Transfer of Arrow Shares as Purchase Consideration. In consideration for the Company's sale, transfer and delivery of the Purchased Assets to Arrow, Arrow will tender and deliver to the Company all of the stock certificates representing the Arrow Shares, duly endorsed in blank or accompanied by duly executed instruments of transfer, and Horizon agrees to cause the Company to accept, and upon its execution hereof the Company agrees to accept, the Arrow Shares, together with Arrow's assumption of the Assumed Liabilities, as payment in full for the Purchased Assets.

                  3.  Closing

                  3.1 Date and Place of Closing. The purchase and sale of the Purchased Assets and assumption of the Assumed Liabilities contemplated by this Agreement (the "Closing") will occur, and will be effective, immediately following consummation of the Stock Acquisition at the time and location and on the Closing Date referred to in the Stock Purchase Agreement, or at such other time and place as may be agreed upon by Arrow and Horizon.

                  3.2 Deliveries by the Company. At the Closing, Horizon shall deliver, and/or shall cause the Company to deliver, to Arrow the following:

                  (a) A Bill of Sale and General Assignment from the Company in the form of Exhibit 3.2(a) hereto conveying good and marketable title to the

                           Purchased Assets free and clear of all Encumbrances (except as otherwise provided in Section 4.4 hereof).

                  (b) An Assignment and Assumption of Lease Agreement between the Company and Arrow in the form of Exhibit 3.2(b) hereto (the "Lease Assignment").

                  (c) A legal opinion of Slaughter & Virgin, special counsel to the Company, in the form of Exhibit 3.2(c) hereto.

                  (d) Two counterparts of this Agreement, fully executed and delivered by the Company as joining party hereto.

                  (e) A certificate of Horizon as required by Section 7.3(a) hereof.

                  (f)      A certificate of the Company as required by
                           Section 7.3(b) hereof.

                  (g) A certified copy of the corporate charters and by-laws of each of the Company and Horizon, and the resolutions of the Board of Directors and majority shareholders of the Company authorizing the transactions contemplated by this Agreement.

                  (h) Certificates and reports from the appropriate public officials evidencing the Company's and Horizon's good standing in the respective jurisdictions of their organization and any other jurisdiction in which either the Company or Horizon is qualified to conduct business.

                  (i) Subject to Section 9.4 hereof, actual possession and operating control of the Purchased Assets (including without limitation actual possession of the Company's premises in Norwood, Massachusetts).

                  (j) Such other instruments, assignments, assumptions, special or limited warranty deeds, terminations, releases and other instruments of transfer, assignment and release of the Company and Horizon as shall be reasonably deemed necessary by Arrow to vest in Arrow good and marketable title to the Purchased Assets, free and clear of any and all Encumbrances (except as provided in Section 4.4 hereof).

                  3.3 Deliveries by Arrow. At the Closing, Arrow shall deliver or cause to be delivered (i) to the Company all stock certificates evidencing the Arrow Shares in accordance with Section 2 hereof, free and clear of all Encumbrances, and (ii) to Horizon and/or the Company the following:

                  (a) An Assumption Agreement in the form of Exhibit 3.3(a) hereto, pursuant to which Arrow will assume the Assumed Liabilities as set forth in Section 1.3 hereof.

                  (b)      A counterpart of the Lease Assignment.

                  (c) A legal opinion of Nixon, Hargrave, Devans & Doyle LLP, special New York counsel to Arrow, in the form of Exhibit 3.3(c) hereto.

                  (d) A certificate of Arrow as required by Section 8.1 hereof.

                  (e) A certified copy of the corporate charter and by-laws of Arrow, and the resolutions of the Board of Directors of Arrow authorizing the transactions contemplated by this Agreement.

                  (f) Certificates and reports from the appropriate public officials evidencing Arrow's good standing in its jurisdiction of organization and in the Commonwealth of Massachusetts.

                  (g) A resale certificate pursuant to which Arrow shall certify that any inventory included in the Purchased Assets will be acquired by Arrow for resale.

                  (h) Such other instruments, assignments, assumptions, special or limited warranty deeds, terminations, releases and other instruments of transfer of Arrow as Horizon shall deem reasonably necessary to vest in Horizon title to the Arrow Shares, free and clear of all Encumbrances.

                  4. Representations and Warranties of Horizon. Horizon and, when joined as party hereto, the Company hereby represent and warrant to Arrow, jointly and severally, as follows:

                  4.1 Organization and Good Standing. (a) Horizon is a corporation duly organized, validly existing and in good standing under the laws of Georgia, and has the requisite corporate power and authority to execute and deliver this Agreement and the documents, agreements and certificates (collectively, the "Horizon Transfer Documents") which are required to be executed and delivered by Horizon pursuant to this Agreement and to perform in all respects its obligations hereunder and thereunder. Horizon is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the character of the assets owned or leased by Horizon makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not impair or otherwise adversely affect the transactions contemplated hereunder.

                  (b) On the Closing Date and (with respect to the making of this representation and warranty by Horizon, to Horizon's knowledge) the Company shall be (i) a corporation duly incorporated, validly existing and in good standing under the laws of Massachusetts, and shall have the requisite corporate power and authority to execute and deliver the documents, agreements and certificates (collectively, the "Company Transfer Documents") which are required to be executed and delivered by the Company pursuant to this Agreement and to perform in all respects its obligations thereunder, and (ii) duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the character of the assets owned or leased by the Company makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not impair or otherwise adversely affect the transactions contemplated hereunder. The representations and warranties made by Horizon (but not the representations and warranties made by the Company) in this Section 4.1(b) is based solely upon the representations and warranties from Pfizer and the Company to Horizon and Arrow in Section 4.1(b) of the Stock Purchase Agreement, and for any breach of such representations and warranties made by Horizon, Arrow's sole remedy shall be against Pfizer under the Stock Purchase Agreement.

                  4.2 Due Authorization; Enforceability; No Conflict. (a) The execution, delivery and performance of this Agreement and the Horizon Transfer Documents have been duly authorized by all requisite corporate action on the part of Horizon. This Agreement has been duly executed and delivered by Horizon and constitutes, and each of the Horizon Transfer Documents when executed and delivered will constitute, the valid and binding obligation of Horizon, enforceable in accordance with and subject to their respective terms, except as limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights or contractual obligations generally. Except as set forth on Schedule 4.2 attached hereto or any other Schedule to this Agreement, the execution, delivery and performance by Horizon of this Agreement and the Horizon Transfer Documents and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Certificate of Incorporation or By-laws of Horizon; (ii) result in the creation of any Encumbrances upon any of the Purchased Assets; (iii) violate any provision of any judicial or administrative order, award, judgment or decree applicable to any Horizon; (iv) conflict with, result in a material breach of or constitute a default under any agreement or instrument to which Horizon is a party or by which it is bound; (v) violate, in any material respect, any applicable law, rule, ordinance or regulation applicable to any Horizon; or (vi) except for the consents and approvals listed on Schedule 4.2 hereto (collectively, the "Consents"), require Horizon to obtain the consent, approval or authorization of, or require Horizon to file any certificate, notice, application, report or other document with, any federal, state or local governmental authority or agency or other person or entity.

                  (b) On the Closing Date, the execution, delivery and performance of the Company Transfer Documents shall have been duly authorized by all requisite corporate action on the part of the Company, and each of the Company Transfer Documents will have been duly executed and delivered by the Company and will constitute the valid and binding obligation of the Company, enforceable in accordance with and subject to their respective terms, except as limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights or contractual obligations generally. Except as set forth on Schedule 4.2 attached hereto (as updated as of the Closing Date), on the Closing Date the execution, delivery and performance by the Company of the Company Transfer Documents and the consummation of the transactions contemplated thereby will not (and with respect to the making of this representation and warranty by Horizon, to Horizon's knowledge): (i) violate any provision of the Certificate of Incorporation or By-laws of any the Company;
(ii) except with respect to any Deferred Assigned Contract during any period prior to the time at which any required third party consent to assignment thereof shall have obtained, result in the creation of any Encumbrances upon any of the Purchased Assets; (iii) violate any provision of any judicial, arbitral or administrative order, award, judgment or decree applicable to the Company;
(iv) violate, in any material respect, any applicable law, rule, ordinance or regulation applicable to any the Company; or (vi) except for the Consents on
Schedule 4.2 hereto (as updated as of the Closing Date), require the Company to obtain the consent, approval or authorization of, or require any the Company to file any certificate, notice, application, report or other document with, any federal, state or local governmental authority or agency or other person or entity. To the extent, if any, the representations and warranties made by Horizon and the Company in the preceding sentence are the same in all material respects to the representations and warranties from Pfizer and the Company to Horizon and Arrow in Section 4.1(a) of the Stock Purchase Agreement, Arrow's remedy for a breach of such representations and warranties shall be against Pfizer under the Stock Purchase Agreement.

                  4.3 Litigation. There are no judicial or administrative actions, suits or proceedings or, to the knowledge of Horizon, any investigations pending against Horizon or (with respect to the making of this representation and warranty by Horizon, to the knowledge of Horizon) the Company which would, if adversely determined, prevent, hinder, delay or otherwise adversely affect the consummation of the transactions contemplated hereby. Neither Horizon nor (with respect to the making of this representation and warranty by Horizon, to the knowledge of Horizon), on the Closing Date the Company is a party to or subject to the provisions of any order, decree or judgment of any court or of any governmental authority agency which may prevent, hinder or otherwise adversely affect the consummation of the transactions contemplated hereby. To the extent, if any, the representations and warranties in this Section 4.3 with respect to matters relating to the Company are the same in all material respects to the representations and warranties from Pfizer and the Company to Horizon and Arrow in Section 4.1(j) of the Stock Purchase Agreement, Arrow's remedy for a breach of such representations and warranties shall be against Pfizer under the Stock Purchase Agreement.

                  4.4 Title. On the Closing Date, the Company will have, and upon completion of the Closing will have conveyed to Arrow good and marketable title to the Purchased Assets owned by the Company, free and clear of all Encumbrances, except as set forth on Schedule 4.4 hereto. This representation and warranty made by Horizon (but not the representation and warranty made by the Company) is only as to Horizon's knowledge and shall apply only to the Company's conveyance of good and marketable title to the Purchased Assets, free and clear of all Encumbrances, as of the Closing. If the Company does not convey such good and marketable title to the Purchased Assets, free and clear of all Encumbrances, as a result of some defect in title occurring prior to the closing under the Stock Purchase Agreement or some Encumbrance in existence prior to the closing under the Stock Purchase Agreement, Arrow's sole remedy for such defect or Encumbrance shall be against Pfizer under the Stock Purchase Agreement.

                  4.5 Purchased Assets. EXCEPT AS PROVIDED IN THIS AGREEMENT, NEITHER HORIZON NOR, ON THE CLOSING DATE, THE COMPANY MAKES ANY REPRESENTATION OR WARRANTY (AND EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OF THE PURCHASED ASSETS, ALL OF WHICH ARE BEING SOLD TO, AND PURCHASED BY ARROW, "AS IS".

                  4.6 Brokers. Neither Horizon nor any affiliate thereof has retained, employed or dealt with any third-party broker, finder or investment banker in connection with this Agreement or the transactions contemplated hereby and no broker or other third party is entitled to any commission or finder's fee as a result of any agreement or action taken by Horizon or the Company or its affiliates in connection with such transactions.

                  5. Arrow's Representations and Warranties. Arrow hereby represents and warrants to Horizon and, when joined as a party hereto, the Company as follows:

                  5.1 Organization and Good Standing. Arrow is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has the requisite corporate power and authority to execute and deliver this Agreement and the documents, agreements and certificates (collectively, the "Arrow Transfer Documents") which are required to be executed and delivered by Arrow pursuant to this Agreement and to perform in all respects its obligations hereunder and thereunder. Arrow is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the character of the assets owned or leased by Arrow makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not impair or otherwise adversely affect the transactions contemplated hereunder.

                  5.2 Due Authorization; Enforceability; No Conflict. The execution, delivery and performance of this Agreement and the Arrow Transfer Documents have been duly authorized by all requisite corporate action on the part of Arrow. This Agreement has been duly executed and delivered by Arrow and constitutes, and each of the Arrow Transfer Documents when executed and delivered will constitute, the valid and binding obligation of Arrow, enforceable in accordance with and subject to their respective terms, except as limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights or contractual obligations generally. Except as set forth on Schedule 5.2 attached hereto or on any other Schedule to this Agreement, the execution, delivery and performance by Arrow of this Agreement and the Arrow Transfer Documents and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Certificate of Incorporation or By-laws of Arrow; (ii) result in the creation by Arrow of any Encumbrances upon any of the Arrow Shares; (iii) violate any provision of any judicial, arbitral or administrative order, award, judgment or decree applicable to Arrow; (iv) conflict with, result in a material breach of or constitute a default under any agreement or instrument to which Arrow is a party or by which it is bound; (v) violate, in any material respect, any applicable law, rule, ordinance or regulation applicable to Arrow; or (vi) except for obtaining the Consents, require Arrow to obtain the consent, approval or authorization of, or require Arrow to file any certificate, notice, application, report or other document with, any federal, state or local governmental authority or agency or other person or entity.

                  5.3 Litigation. There are no judicial, arbitral or administrative actions, suits or proceedings or, to the knowledge of Arrow, any investigations pending against Arrow which would, if adversely determined, prevent, hinder, delay or otherwise adversely affect the consummation of the transactions contemplated hereby. Arrow is not a party to or subject to the provisions of any order, decree or judgment of any court or of any governmental agency which may prevent, hinder or otherwise adversely affect the consummation of the transactions contemplated hereby.

                  5.4 Brokers. Neither Arrow nor any affiliate thereof has retained, employed or dealt with any third-party broker, finder or investment banker in connection with this Agreement or the transactions contemplated hereby and no broker or other third party is entitled to any commission or finder's fee as a result of any agreement or action taken by Arrow or its affiliates in connection with such transaction.

                  5.5 Title to Arrow Shares. Upon (but subject to consummation of) the Stock Acquisition, to Arrow's knowledge, Arrow will own of record and beneficially all of the Arrow Shares, free and clear of all Encumbrances (except for Encumbrances contemplated by Stock Purchase Agreement). The Arrow Shares will be conveyed by Arrow to the Company free and clear of any Encumbrance created by Arrow other than Encumbrances in favor of the Company or Horizon created pursuant to this Agreement and restrictions under applicable securities laws. With the exception of the immediately preceding sentence, this representation and warranty made by Arrow is only as to Arrow's knowledge and shall apply only to Arrow's conveyance of the Arrow Shares, free and clear of all Encumbrances created by Arrow, as of the Closing. If Arrow does not convey such good and marketable title to the Arrow Shares, free and clear of all Encumbrances, as a result of some defect in title occurring prior to the closing under the Stock Purchase Agreement or some Encumbrance in existence prior to the closing under the Stock Purchase Agreement, Horizon's and the Company's sole remedy for such defect or Encumbrance shall be against Pfizer under the Stock Purchase Agreement. If requested by Horizon, Arrow will assign to Horizon Arrow's indemnification claim against Pfizer for any defect in title or Encumbrance to which the immediately preceding sentence is applicable.

                  5.6 No Other Representations. EXCEPT AS PROVIDED IN THIS AGREEMENT, ARROW MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO HORIZON OR, WHEN JOINED AS A PARTY, THE COMPANY, EXPRESSED OR IMPLIED.

                  6. General Covenants of Horizon and Arrow. Horizon and Arrow agree that from the date of this Agreement until the Closing Date they will use their reasonable best efforts to take any and all action necessary and advisable under the Stock Purchase Agreement to consummate the Stock Acquisition as promptly as possible. In addition, Horizon shall use its reasonable best efforts to cause the Company to execute and deliver this Agreement on the Closing Date.

                  7. Conditions Precedent to Arrow's Obligations. The obligations of Arrow under this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions:

                  7.1 Stock Acquisition. The Stock Acquisition and all other transactions contemplated by the Stock Purchase Agreement to be consummated on the Closing Date shall have been consummated to the effect, among other things, that Arrow shall have acquired the Arrow Shares from Pfizer.

                  7.2 Consents. Horizon and the Company shall have delivered Arrow evidence, in form and substance reasonably satisfactory to Arrow, that neither Horizon nor the Company has created any Encumbrances on the Purchased Assets.

                  7.3 Representations, Warranties & Covenants. (a) The representations and warranties of Horizon contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except for changes therein as may be specifically contemplated by this Agreement. Horizon shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Horizon shall have delivered to Arrow a certificate dated the Closing Date to the foregoing effect, in the form attached hereto as Exhibit 7.3(a).

                  (b) The representations and warranties herein of the Company, when joined a party hereto, shall be true and correct in all material respects at and as of the Closing Date, and the Company shall have delivered to Arrow a certificate dated the Closing Date to the foregoing effect, in the form attached hereto as Exhibit 7.3(b).

                  7.4 Litigation Affecting Closing. There shall not be pending or threatened any action or proceeding for any injunction, writ or preliminary restraining order or for any order of any court, governmental agency or arbitrator, domestic or foreign, federal, state, or local, of competent jurisdiction, or any investigation or examination which might result in such an action or proceeding, directing that the sale of the Purchased Assets to Arrow or any of the other transactions contemplated by this Agreement not be consummated or otherwise challenging the legality thereof, and there shall not be in effect on the Closing Date any such injunction, writ or preliminary restraining order or such other order.

                  7.5 Closing Deliveries. At the Closing, Horizon and the Company shall have delivered to Arrow such instruments, documents and certificates as are required pursuant to Section 3.2 hereof.

                  8. Conditions Precedent to Horizon's Obligations. The obligations of Horizon under this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions:

                  8.1 Representations, Warranties & Covenants. The representations and warranties of Arrow contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except for such changes therein as may be specifically contemplated by this Agreement. Arrow shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Arrow shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect, in the form attached hereto as Exhibit 8.1.

                  8.2 Stock Acquisition. The Stock Acquisition and all other transactions contemplated by the Stock Purchase Agreement to be consummated on the Closing Date shall have been consummated to the effect, among other things, that Horizon shall have acquired the Horizon Shares from Pfizer.

                  8.3 Litigation Affecting Closing. There shall not be pending or threatened any action or proceeding for any injunction, writ or preliminary restraining order or for any order of any court, governmental agency or arbitrator, domestic or foreign, federal, state, or local, of competent jurisdiction, or any investigation or examination which might result in such an action or proceeding, directing that the sale of the Purchased Assets to Arrow or any of the other transactions contemplated by this Agreement not be consummated or otherwise challenging the legality thereof, and there shall not be in effect on the Closing Date any such injunction, writ or preliminary restraining order or such other order.

                  8.4 Closing Deliveries. At the Closing, Arrow shall have delivered to Horizon and the Company such instruments, documents and certificates as are required pursuant to Section 3.3 hereof.

                  8.5 Consents. Horizon shall be satisfied that the Consents listed on Schedule 4.2 hereto shall have been obtained.

                  9.  Additional Covenants

                  9.1 Closing Balance Sheet and Tax Allocation.

                  (a) Promptly after the Closing but in any event within 30 calendar days thereafter, subject to the terms of this Agreement and Schedules to this Agreement (including, without limitation, Section 1 and Section 9.1(b)), Horizon and the Company shall have caused Coopers & Lybrand to provide Arrow with a balance sheet for each of the Pump Business and the Port Business as at the Closing (but after giving effect to the transactions hereunder) and schedules with such balance sheet that identify and divide accounts receivable, prepaid expenses, inventories, accounts payable, accruals and other liabilities between the Port Business and the Pump Business. The fees and expenses of Coopers & Lybrand in connection with the foregoing shall be shared equally between Horizon and Arrow, and Horizon will be responsible for the costs of such accounting firm for matters other than those in this Section 9.1(a).

                  (b) Notwithstanding any provision of this Agreement to the contrary, the parties agree that, after the Closing, they shall use their reasonable commercial efforts to evaluate the Intellectual Property (as defined below) of the Company as in existence immediately prior to the Closing (other than the patents and patent applications listed on Schedule 1.1) to determine whether any portion thereof relates principally to the Pump Business. To the extent any portion of such Intellectual Property relates principally to the Pump Business, Horizon and the Company shall cause such Intellectual Property to be sold, assigned, conveyed, transferred and delivered to Arrow and shall enter into such agreements, instruments and indentures as shall be reasonably necessary to cause such sale, assignment, conveyance, transfer and delivery. To the extent that the existing products and products under development as of the date hereof of the Port Business or the Pump Business use any rights or property relating to any Intellectual Property conveyed or to be conveyed to Arrow pursuant to this Agreement or any Intellectual Property retained or to be retained by the Company or constituting an Excluded Asset, each of Arrow and the Company hereby grants a non-exclusive, fully paid up, royalty-free, non-terminable, worldwide right and license to the other party to use such Intellectual Property solely in connection with the manufacture, arrangements with third parties to have manufactured, use, import, or sale of any such existing product or product under development as of the date hereof; provided, however, that (i) such license may only be assigned to an Affiliate of such party and then only with the prior written consent of the licensor (which will not be unreasonably withheld, delayed or conditioned) and (ii) with respect to trademarks, such license shall expire (but otherwise remain in effect with regard to other types of Intellectual Property) upon the sale of all inventory (including all raw materials, work in progress and finished goods) existing on the Closing Date that bears a trademark licensed pursuant to this paragraph. Each party agrees to maintain and cause its employees, agents and representatives to maintain, the confidentiality of any confidential information which is not publicly known and is in the possession of or disclosed to a Person owing a duty of confidentiality hereunder (an "Obligated Party") constituting a portion of such Intellectual Property provided, however, that the foregoing shall not apply to: (i) information that becomes a matter of public knowledge through no fault of an Obligated Party, is rightfully disclosed by a third party without a duty of confidentiality or is independently developed by the Obligated Party and (ii) any disclosure made in response to a valid order or other process of a court or governmental body ("Order") and, if the Obligated Party promptly notifies the other parties of such Order and, to the extent practicable, makes a good faith effort to obtain a protective order requiring that such information remains confidential and used only for the Order's purpose. As used herein, "Intellectual Property" shall mean all copyrights (including, without limitation, the exclusive right to reproduce, distribute copies of, display and perform the copyrighted work and to prepare derivative works), copyright registrations and applications, trademark rights (including, without limitation, trade dress), trademark registrations and applications, service mark rights, service mark registrations and applications, patent rights (including, without limitation, the right to apply therefor), patent applications therefor (including, without limitation, the right to claim priority under applicable international conventions) and all patents issuing thereon and all renewals and extensions thereof, regardless of whether any of such rights arise under the laws of the United States of America or of any other state, country or jurisdiction; provided, however, that the term "Intellectual Property" shall not include the "Infusaid" trademark (which shall be subject to Section 9.3 hereof).

                  (c) The purchase consideration consisting of the sum of Arrow's tax basis in the Arrow Shares plus the Assumed Liabilities shall be allocated among the Purchased Assets for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Arrow agrees to file, and Horizon agrees to cause the Company to file, with their respective federal income tax returns an initial asset acquisition statement and any supplemental statements on Internal Revenue Service Form 8594 required by Temporary Treasury

Regulation Section 1. 1060-1T, all in accordance with and accurately reflecting the agreed upon allocation.

                  9.2 Collections. Horizon agrees to remit and to cause the Company to remit, as the case may be, to Arrow promptly any and all amounts paid to or received by Horizon or the Company in respect of the Purchased Assets (including without limitation collections in respect of the Accounts Receivable described on Schedule 1.1 hereto or otherwise of the Pump Business), and promptly upon Arrow's request provide Arrow with an accounting of any and all amounts so collected. Arrow agrees to remit to the Company promptly any and all amounts paid to or received by Arrow in respect of the Port Business (including without limitation collections in respect of accounts receivable of the Port Business), and promptly upon the Company's request provide the Company with an accounting of any and all amounts so collected.

                  9.3 Arrow's Use of "Infusaid"; "Silicone Adhesives". (a) Subject to consummation of the transactions hereunder, effective as of the Closing Date and for a period of twelve months thereafter and for no additional consideration hereunder, Horizon hereby irrevocably grants to Arrow the non-exclusive, fully paid up, royalty-free, non-terminable, worldwide right and license to use the trademark and trade name "Infusaid" and any logo and variation thereof in connection with Arrow's conduct of the Pump Business but not the right for Arrow to sublicense or grant to others (except for Arrow's affiliates, distributors, sales representatives and other representatives in the marketing, offer for sale and sale of the products of the Pump Business) the right to use such trademark or tradename.

                  (b) For a one-year period commencing on the Closing Date, the Company shall order, on behalf of and at the expense of Arrow, and request and use its reasonable commercial efforts to cause Dow to deliver to Arrow at such time and places as may be reasonably requested by Arrow, such quantities of silicone adhesives, elastomers and other supplies that may be ordered and purchased under the Material Supply Agreement dated November 22, 1996 between the Company and Dow Corning Corporation (the "Supply Agreement"), to the extent such supplies are available from Dow under the Supply Agreement and, equitably apportioning any available supplies between Arrow and the Company, taking into consideration Arrow's and the Company's needs for such supplies.

                  9.4 Company's Temporary Use of Norwood, MA Plant; Special Indemnity. During a period of up to one hundred eighty (180) days after the Closing Date (the "Transition Period"), the Company shall be permitted, free of rent and other periodic charges (other than long distance telephone charges, hazardous waste disposal charges associated with the Company's operations, product sterilization charges associated with the Company's operations and similar charges (but not including water, electric or gas utilities)), to have access to, and continue the manufacturing of products of the Port Business at, the existing plant of the Company located at 1400 Providence Highway, Norwood, Massachusetts (the "Plant"), and in connection therewith Horizon and, when joined as party hereto, the Company hereby covenant and agree, jointly and severally, as follows:

                  (a) The Company will use the Plant only in accordance with, and subject to, (i) all applicable laws, regulations, policies, permits, licenses, authorizations and orders, and (ii) the terms and conditions of the "Lease Agreement" described on Schedule 1.1 hereto (a true and complete copy of which has been made available to and reviewed by Horizon). The Company shall keep, observe and perform every term, provision, covenant and condition on Arrow's part pertaining to the Plant which is required to be kept, observed and performed pursuant to the Lease Agreement and which arises or accrues during the Transition Period (other than the payment of rent and other periodic charges under the Lease Agreement). The Company shall not (i) take any action inconsistent with the terms of the Lease Agreement, (ii) do or permit to be done by its agents, contractors, employees, invitees, visitors or licensees, anything prohibited to Arrow as the tenant/assignee under the Lease Agreement or which would constitute, with or without the giving of notice or the passage of time or both, a default under the Lease Agreement; or (iii) take any action or do or permit anything which would result in any additional cost (other than ordinary wear and tear of that portion of the Plant used by the Company as permitted under this Section 9.4) or other liability to Arrow under the Lease Agreement.

                  (b) There will be no restriction on the production level of Company products during the Transition Period; provided, however, that the Company's use of space in the Plant during the Transition Period for production of its products will not exceed the space used by the Company during the 6-month period immediately preceding the Closing Date for the production of such products; and provided further that Horizon's or the Company's use of the Plant and any equipment thereon during the Transition Period shall not interfere with or restrict Arrow's operations at the Plant or any services which Arrow may be required to render to Pfizer and affiliates under the Transition Services Agreement.

                  (c) The Company and/or Horizon shall at all times during the Transition Period maintain workmen's compensation insurance for the employees, agents and contractors of the Company and Horizon who have access to the Plant, and public liability, property damage, fire and extended coverage and comprehensive general liability insurance (including without limitation product liability), all of which insurance shall (A) cover any acts, omissions or occurrences at, or damage to the Plant, (B) be in amounts and issued by companies acceptable to

Arrow, and (C) contain endorsements in form acceptable to Arrow each of which shall name Arrow as loss payee of all casualty insurance policies covering the Plant, and as an additional insured in respect of all other insurance maintained by the Company and/or Horizon with respect to the Plant.

                  (d) The Company shall indemnify, defend and hold harmless Arrow from and against any and all Loss and Expense (as such term is defined in Section 10.2 hereof but excluding rent and other periodic charges which accrue under the Lease Agreement) which Arrow may incur or sustain by reason of (i) any breach or default under this Section 9.4 on the part of the Company or Horizon or any of their agents, contractors, servants, employees, visitors, invitees or licensees, (ii) any production or work by the Company, Horizon or any of their agents, contractors, servants, employees, visitors, invitees, licensees or subtenants in, to and at the Plant, and (iii) any act, omission or negligence on the part of the Company, Horizon, their respective agents, contractors, servants, employees, visitors, invitees, licensees or subtenants which result in any personal injury or property damage (x) suffered by any Person and occurring at or upon the Premises, or (y) suffered by the Company, Horizon or Arrow or any of their respective agents, contractors, servants, employees, visitors, invitees, licensees or subtenants and occurring at or upon the Premises.

                  (e) Arrow shall indemnify, defend, and hold harmless the Company and Horizon from and against any and all Loss and Expense (as such term is defined in Section 10.2 hereof) which the Company or Horizon may incur or sustain by reason of (i) any obligations of Arrow, as tenant, under the Lease,
(ii) any production or work by Arrow or any of its agents, contractors, servants, employees, visitors, invitees, licensees, visitor, invitee or subtenants (other than the Company or Horizon and their respective agents, contractors, servants, employees, visitors, invitees, licensees or subtenants as subtenant, licensee, visitor, invitee or occupant) in, to, or at the Plant, and
(iii) any act, omission, or negligence on the part of Arrow, its agents, contractors, servants, employees, visitors, invitees, licensees, or subtenants which result in any personal injury or property damage (x) suffered by any Person and occurring at or upon the Premises or (y) suffered by the Company, Horizon or Arrow or any of their respective agents, contractors, servants, employees, visitors, invitees, licensees or subtenants and occurring at or upon the Premises except, in the case of both subclauses (x) and (y) of this clause
(iii), for any such act, omission or negligence to which Section 9.4(d)(iii) is applicable.

                  9.5 Indemnification of Pfizer under Stock Purchase Agreement. Horizon and Arrow acknowledge and agree that any claim for indemnification made at any time on or after the

Closing Date against Horizon and/or Arrow pursuant to (i) Section 7.2 of the Stock Purchase Agreement (a "Pfizer Indemnification Claim"), and/or (ii) Section 6.3(f) of the Stock Purchase Agreement (a "Pfizer Tax Claim") shall, as between Horizon and Arrow, be subject to the following additional terms and conditions:

                  (a) Notwithstanding anything contained in the Stock Purchase Agreement to the contrary, Horizon and Arrow acknowledge and agree that, as between Horizon and Arrow, (i) Arrow shall be responsible and liable only for its own acts, omissions or misrepresentations which give rise to a Pfizer Indemnification Claim and with respect to the Assumed Liabilities hereunder, and
(ii) Horizon and, when joined as party hereto, the Company shall be jointly and severally responsible and liable only for its or their own acts, omissions or misrepresentations which give rise to the Pfizer Indemnification Claim and with respect to all other liabilities or obligations of the Company other than the Assumed Liabilities. Accordingly, in the event that a Pfizer Indemnification Claim is asserted against either party hereto in respect of the acts, omissions or misrepresentations of the other party or with respect to any matter as to which such other party is responsible hereunder, then such other party agrees (and, if such other party is Horizon, then jointly and severally with the Company when joined as a party hereto) to indemnify and hold such first party harmless from and against any Loss and Expense (as defined in Section 10.2 hereof) incurred or suffered by such first party as a result of such Pfizer Indemnification Claim. For purposes of this Section 9.5(a), Horizon and the Company shall be deemed one and the same party.

                  (b) Notwithstanding anything contained in Section 6.3 of the Stock Purchase Agreement to the contrary, Horizon and Arrow acknowledge and agree that, as between Horizon and Arrow, Horizon and, when joined as party hereto, the Company shall be responsible and liable for all Tax liabilities referred to in the second sentence of Section 6.3(f) of the Stock Purchase Agreement, including, without limitation, all income, sales, use and transfer taxes, and all interest and penalties thereon arising out of the sale and assignment by the Company of the Purchased Assets hereunder and all such taxes, interest and penalties accruing at and after the Closing in respect of the Company's operations, but specifically excluding any such taxes, interest or penalties which arise, after the effectiveness of the Closing, out of Arrow's ownership and operation of the Pump Business (such non-excluded taxes, interest and penalties, the "Company Taxes"). Accordingly, in the event that a Pfizer Tax Claim is ever asserted against Arrow in respect of any Company Taxes, then Horizon and, when joined as party hereto, the Company, jointly and severally, agree to indemnify and hold Arrow harmless from and against any Loss and Expense (as defined in

Section 10.2 hereof) incurred or suffered by Arrow as a result of such Pfizer Tax Claim.

                  (c) The parties agree to notify each other promptly upon receipt of a Pfizer Indemnification Claim or Pfizer Tax Claim whereupon the parties will cooperate in good faith in order to determine which party, in accordance with this Section 9.5, ultimately shall be responsible for any Loss and Expense incurred or expected to be incurred as a result of such Pfizer Indemnification Claim or Pfizer Tax Claim.

                  9.6 Indemnification of Arrow and Horizon under Stock Purchase Agreement. Horizon and Arrow acknowledge and agree that any claim for indemnification made, or proposed to be made, by either of them at any time on or after the Closing Date against Pfizer pursuant to Section 6.3(f) and/or
Section 7.1 (including, without limitation, any claim under section 7.1 relating to Section 5.1(e) of the Stock Purchase Agreement) of the Stock Purchase Agreement (a "Buyer Indemnification Claim") shall, as between Horizon and Arrow, be subject to the following additional terms and conditions:

                  (a) If at any time on or after the Closing Date any party hereto becomes aware of the occurrence of an event which may give rise to a Buyer Indemnification Claim, such party agrees to use its reasonable best efforts to notify promptly the other parties hereto of the nature and extent of such event and the proposed action (if any) which such party proposes take in respect thereof, and such other parties shall then be afforded the opportunity to join in any such action, including without limitation to assert a Buyer Indemnification Claim in respect of any similar or related event.

                  (b) Each party agrees to maintain detailed and complete records of all events which, but for any limitations contained in the Stock Purchase Agreement (including, without limitation, the Basket and Sub-Limit), would give rise to a Buyer Indemnification Claim of such party, and, upon the request of another party but subject to any confidentiality restrictions, share with and disclose to such other party such records.

                  (c) Horizon and Arrow agree that neither of them shall assert Buyer Indemnification Claims for which the Cap is applicable to the extent (i) the aggregate amount of such Buyer Indemnification Claims of Horizon would exceed $2,676,500, or (ii) the aggregate amount of such Buyer Indemnification Claims of Arrow would exceed $823,500.

                  (d) Horizon and Arrow agree to make such arrangements as shall be appropriate to fairly and equitably allocate their respective Buyer Indemnification Claims under the Stock Purchase Agreement to ensure that neither Horizon nor Arrow is required to apply a disproportionate amount of their respective Buyer Indemnification Claims against the Basket, it being understood and agreed that a fair and equitable allocation of such Buyer Indemnification Claims toward the Basket would result in $324,997.50 (76.47%) of the Basket being allocated to Buyer Indemnification Claims to be made by Horizon and $100,002.50 (23.53%) of the Basket being allocated to Buyer Indemnification Claims to be made by Arrow; provided, however, that this paragraph shall not be construed as requiring either Horizon or Arrow to make any payment to the other party if Horizon or Arrow, as the case may be, shall not have received any indemnification payment from Pfizer for breach of a representation or warranty under the Stock Purchase Agreement to which the Basket shall have been applicable.

                  (e) Nothing in this Section 9.6 shall obligate any party to assert a Buyer Indemnification Claim against Pfizer, such Buyer Indemnification Claim to be asserted at the sole and complete discretion of each party.

                  9.7 Performance of Obligations Under Stock Purchase Agreement. To the extent, if any, that the Stock Purchase Agreement imposes a joint and several obligation on Arrow and Horizon that either Arrow or Horizon would be unable to perform after the Closing Date by reason of the transfer of stock and assets and other transactions contemplated by this Agreement, the other party shall use its commercially reasonable efforts to ensure that it performs such obligations under the Stock Purchase Agreement in such a manner as to ensure that the party that is unable for such reason to perform does not incur any liability relating to such obligations. The parties shall use commercially reasonable efforts to ensure that Horizon and Arrow are afforded such benefits under the Stock Purchase Agreement and related agreements, instruments and indentures as may be equitable in view of the transactions contemplated by this Agreement (it being the intent of the parties that, as more fully provided in this Agreement, Horizon shall acquire the Port Business and Arrow shall acquire the Pump Business); provided, however, that, except as otherwise expressly provided in this Agreement, neither party shall be obligated to pay any monies in connection with its performance of obligations under this sentence.

                  9.8 Phone Switch. For so long as Arrow utilizes the Plant and premises covered by the Lease Agreement, Arrow shall pay, or reimburse the Company for all amounts paid, after the Closing Date under the Intellipath II Digital Centrex Service Agreement dated June 24, 1994 between the Company and New England Telephone and Telegraph Company, as in effect on the date hereof (the "Switch Agreement") and thereafter during the balance of the existing term of the Switch Agreement will reimburse the Company for fifty percent (50%) of such amounts paid thereunder. The Company shall not amend, modify or terminate the Switch Agreement without the prior written consent of Arrow (which will not be unreasonably withheld, delayed or conditioned).

                  10.  Survival and Indemnification.

                  10.1 Survival. The representations, warranties, covenants and agreements of Horizon, Arrow or the Company contained in or made pursuant to this Agreement and in any certificate furnished pursuant to this Agreement which have not been fully discharged at Closing, shall survive the execution and delivery hereof and thereof and shall continue in full force until the first anniversary of the Closing Date, provided, however, that (i) the representations and warranties contained in Sections 4.4 and 5.5 shall survive indefinitely (subject to applicable statutes of limitation), (ii) the covenants and agreements contained in Sections 9, 10, 11.4 and 11.5 and any other covenants and agreements which by their terms are to be performed or complied with after the Closing Date shall continue in full force and effect until fully performed and discharged; and (iii) Arrow's obligation to pay, perform and discharge the Assumed Liabilities shall survive until such Assumed Liabilities have been paid, performed or discharged in full. No claim for indemnification may be asserted after the expiration of the applicable period specified in the preceding sentence; provided that any representation or warranty with respect to which a claim has been asserted in writing prior to the expiration of the period set forth above shall survive with respect to such claim until the final resolution thereof.

                  10.2 Indemnification of Arrow. Without limitation of any rights of Arrow pursuant to Sections 9.4, 9.5 and 9.6 hereof, Horizon and, when joined as party hereto, the Company hereby agree, jointly and severally, to indemnify and hold Arrow harmless from and against any and all damages, claims, losses, expenses, costs, obligations, liabilities, assessments and penalties, including, without limiting the generality of the foregoing, liabilities for reasonable attorneys' fees and expenses (collectively, "Loss and Expense"), suffered, directly or indirectly, by Arrow by reason of, or arising out of, (i) any breach of any representation or warranty made by Horizon or the Company in this Agreement (subject to Section 10.1), (ii) any failure by Horizon or the Company to perform or fulfill any of their respective covenants or agreements set forth in this Agreement, (iii) any claim by MiniMed, Inc. or its successors, assigns or affiliates relating to MiniMed, Inc.'s proposed acquisition jointly with Horizon, of the capital stock of the Company, and/or (iv) any of the liabilities or obligations of the Company (including without limitation those described in Section 1.4 hereof) which are not expressly assumed by Arrow pursuant to Section 1.3.

                  10.3 Indemnification of Horizon and the Company. Without limitation of any rights of Horizon and the Company pursuant to Sections 9.5 and
9.6 hereof, Arrow hereby agrees to indemnify and hold Horizon and, when joined as party hereto, the Company harmless from and against any and all Loss and Expense suffered, directly or indirectly, by Horizon or the Company by reason of, or arising out of, (i) any breach of any representation or warranty made by Arrow in this Agreement (subject to Section 10.1), (ii) any failure of Arrow to perform or fulfill any of its covenants or agreements set forth in this Agreement, and/or (iii) any failure by Arrow to perform or discharge any Assumed Liabilities.

                  10.4 Notice of Claims. If Arrow, Horizon or the Company believes that it has suffered or incurred any Loss and Expense for which it may seek indemnification under this Section 10, such party shall notify the other promptly in writing, and in any event within the applicable time period specified in Section 10.1, describing such Loss and Expense, the amount thereof, if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any action at law or suit in equity is instituted by a third party with respect to which any of the parties intends to claim any liability or expense as Loss and Expense under this Section 10, such party shall promptly notify the indemnifying party of such action or suit. The failure of the indemnified party to notify the indemnifying party as provided in this Section 10.4 shall not relieve the indemnifying party from indemnification obligations with respect thereto except to the extent that the indemnifying party suffers actual loss or material prejudice as a result of such failure.

                  10.5 Defense of Third Party Claims. The indemnifying party under this Section 10 shall have the right to conduct and control, through counsel of its own choosing, any third party claim, action, or suit, but the indemnified party may, at its election, participate in the defense of any such claim, action, or suit at its sole cost and expense; provided, however, that if
(i) the indemnifying party shall fail to defend any such claim, action, or suit or shall fail to notify the indemnified party of its election to defend, or elects not to defend, within 30 days of its receipt of notice thereof from the indemnified party, any such claim, action or suit, or (ii) the indemnifying party and the indemnified party mutually agree, then the indemnified party may defend, through counsel of its own choosing, such claim, action or suit and (so long as it gives the indemnifying party at least 15 days' notice of the terms of the proposed settlement thereof and permits the indemnifying party to then undertake the defense thereof) settle such claim, action or suit, and recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense. If the indemnifying party chooses to defend any such claim, action or suit, the indemnified party shall cooperate with the indemnifying party and shall make available to the indemnifying party any books, records or other documents within its control that are necessary or appropriate for such defense.

                  10.6 Certain Limitations. Notwithstanding anything in this Agreement to the contrary, no Loss or Expense shall be recovered by Arrow or Horizon, as applicable, under Section 10.2 or 10.3 with respect to any matter which is covered by insurance to the extent proceeds of such insurance are received by the indemnified party (net of any additional cost incurred by reason of such recovery).

                  10.7 Bulk Sales Indemnity. Arrow hereby waives compliance with the provisions of any applicable bulk sales or transfer laws in connection with sale of the Purchased Assets contemplated by this Agreement. Horizon and, when joined as party hereto, the Company agree, jointly and severally, to indemnify and hold Arrow harmless from and against any and all Loss and Expense, including without limitation any claims made by creditors and any Loss and Expense arising out of or relating to any Encumbrance on Purchased Assets arising out of or relating to the Company's non-compliance with any applicable bulk sales or transfer laws, arising out of Horizon's and/or the Company's non-compliance with any applicable bulk sales or transfer laws in connection with the sale of the Purchased Assets contemplated by this Agreement, except to the extent that any such Loss and Expense results from or arises out of any failure by Arrow to pay or perform, when due, any Assumed Liabilities or any other obligations to be paid or performed by Arrow as provided in this Agreement. The parties agree that the Section 10.04 and 10.05 hereof shall also be deemed to refer to any Loss and Expense under this Section 10.07.

                  10.8 Exclusive Remedies. After the Closing Date, the rights of indemnification contained in Section 10.2 and Section 10.3, respectively, shall be deemed to be the exclusive remedy of the parties hereto with respect to a default or breach by any other party or other claim under or with respect to this Agreement.

                  11.  Miscellaneous

                  11.1 Termination of Agreement; Liabilities. (a) This Agreement may be terminated by Horizon and Arrow at any time prior to the Closing Date:

                  (i)  By the mutual written consent of Horizon and Arrow; or

                  (ii) By Horizon if any of the conditions provided in Section 8 hereof have not been met by the time required and have not been waived; or

                  (iii) By Arrow if any of the conditions provided in Section 7 hereof have not been met by the time required and have not been waived; or

                  (iv) By Arrow or Horizon if the Closing of the purchase and sale contemplated by this Agreement has not been fully completed by August 29, 1997.

                        (b) In the event that this Agreement is terminated pursuant to Section 11.1(a), neither party hereto shall have any liability to the other party for costs, expenses, damages, loss of anticipated profits or otherwise.

                  11.2 Further Assurances. Subject to the other provisions of this Agreement, Horizon and, when joined as party hereto, the Company agree that after the Closing Date each of them shall, from time to time, upon the reasonable request of Arrow, execute and deliver such other instruments of conveyance and other similar documents and take such other actions as Arrow may reasonably require, consistent with the terms of this Agreement, as are reasonably necessary or desirable to transfer to Arrow title to the Purchased Assets and to otherwise perform the provisions of this Agreement to be performed by Horizon and the Company. From and after the Closing Date, upon the reasonable request of Horizon or the Company, Arrow shall execute, deliver and acknowledge all such further instruments of conveyance and other similar documents and take such other actions as Horizon or the Company may reasonably require, consistent with the terms of this Agreement, as are reasonably necessary or desirable to transfer to the Company title to the Arrow Shares and to otherwise perform the provisions of this Agreement to be performed by Arrow.

                  11.3 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of Arrow, Horizon and, when joined as party hereto, the Company and their respective successors and assigns and shall not confer any rights upon any third persons (including without limitation Pfizer or, before the Closing, the Company).

                  11.4 Expenses. Except as otherwise provided herein, each party hereto agrees to pay its expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its accountants and counsel.

                  11.5  Covenants Not to Compete; Use of "Infusaid" on Pumps.
(a) Horizon and, when joined as party hereto, the Company jointly and severally covenant and agree with Arrow that, (i) until the third anniversary of the Closing Date, neither Horizon, the Company nor any of their direct or indirect subsidiaries will manufacture, market, sell or otherwise distribute, or participate in the ownership, management of operation of any business which manufactures, markets, sells or otherwise distributes of any implantable infusion pump products and (ii) from and after the Closing Date, neither Horizon, the Company nor any of their direct or indirect subsidiaries will use or permit any Person (other than Arrow) to use the trademark or trade name "Infusaid" or any logo or variation thereof in connection with the manufacture, sale, offer for sale, license, or distribution of implantable infusion pump products.

                  (b) Arrow covenants and agrees with Horizon and, when joined as party hereto, the Company that, until the third anniversary of the Closing Date, neither Arrow nor any of its direct or indirect subsidiaries will market, sell or otherwise distribute its implantable infusion port products through any of the distributors listed in Schedule 11.5 hereto.

                  11.6 Confidentiality. (a) For a period of two (2) years after the Closing Date, all proprietary information of the Pump Business conveyed by the Company to Arrow pursuant to this Agreement and all proprietary information of Arrow's business operations shall be treated by Horizon and the Company as confidential unless (i) such information is or becomes part of the public knowledge or literature through no fault of Horizon or the Company; (ii) such information shall otherwise become available to Horizon or the Company from a source other than Arrow, said source not being known by Horizon or the Company to be violative of any obligation of secrecy with respect to such information; or (iii) Horizon or the Company is legally required to disclose such information provided that, to the extent practicable, either of them gives Arrow a reasonable opportunity to seek a protective order. Horizon and the Company shall use all reasonable efforts to prevent the use of all or any part of such confidential information in any other connection or the transmission thereof to third parties unless and until they have first obtained the written consent of Arrow specifically authorizing such use or transmission.

                  (b) For a period of two (2) years after the Closing Date, all proprietary information of the Port Business retained by the Company and all proprietary information of Horizon's business operations shall be treated by Arrow as confidential unless (i) such information is or becomes part of the public knowledge or literature through no fault of Arrow; (ii) such information shall otherwise become available to Arrow from a source other than Horizon or the Company, said source not being known by Arrow to be violative of any obligation of secrecy with respect to such information; or (iii) Arrow is legally required to disclose such information, provided that, to the extent practicable, it gives Horizon and the Company a reasonable opportunity to seek a protective order. Arrow shall use all reasonable efforts to prevent the use of all or any part of such confidential information in any other connection or the transmission thereof to third parties unless and until it has first obtained the written consent of Horizon and/or the Company specifically authorizing such use or transmission.

                  11.7 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein, and supersedes all prior agreements, arrangements and understandings of the parties (including, without limitation, the letter agreements between Horizon and Arrow International, Inc. dated June 17, 1997 and June 19, 1997), except for the Stock Purchase Agreement. No supplement, modification or amendment of or to this Agreement shall be binding, unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party granting the waiver.

                  11.8 Stock Purchase Agreement. The transactions contemplated hereby shall in no event limit or otherwise affect the respective rights of Arrow and Horizon under or arising out of the Stock Purchase Agreement, and by tendering the Arrow Shares to the Company hereunder on the Closing Date Arrow shall not be deemed to have relinquished any rights or remedies it now has or hereafter may have under the Stock Purchase Agreement, all of which are retained by Arrow notwithstanding the consummation of the transactions hereunder.

                  11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

                  11.10 Section and Paragraph Headings. The index, section and paragraph headings of this Agreement are included for purposes of convenience only and shall not affect in any way the construction or interpretation of any of the provisions of this Agreement.

                  11.11 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date when delivered personally or sent by facsimile, the next business day after delivery to a nationally recognized overnight delivery service, or on the seventh day after mailing if mailed by first class mail, registered or certified, postage prepaid, and properly addressed as follows or to such other address as either party may designate by notice to the other party:

                  (a)      To Horizon and, after Closing,
                           the Company at:

                           Horizon Medical Products, Inc.
                           4200 Northside Parkway, N.W.
                           Atlanta, GA 30327
                           Fax: (404) 264-9919
                           Attention: President

                           with a copy to:

                           Nat G. Slaughter, III, Esq.
                           Slaughter & Virgin
                           Suite 1110
                           400 Colony Square
                           1201 Peachtree Street, N.E.
                           Atlanta, Georgia  30361
                           Fax No: (404) 872-7879

                  (b)      To Arrow at:

                           Arrow Interventional, Inc.
                           c/o Arrow International Inc.
                           P.O. Box 12888
                           Reading, PA 19612
                           2400 Bernville Road
                           Reading, PA 19605
                           Fax: (610) 374-5360
                           Attention: President

                           with a copy to:

                           Arrow International Inc.
                           P.O. Box 12888
                           Reading, PA 19612
                           2400 Bernville Road
                           Reading, PA 19605
                           Fax: (610) 374-5360
                           Attention: President

                           and to:

                           Richard F. Langan, Jr., Esq.
                           Nixon, Hargrave, Devans & Doyle LLP
                           437 Madison Avenue
                           New York, New York 10022
                           Fax: (212) 940-3111

                  11.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PRINCIPLES.

                  11.13 Submission to Jurisdiction; Consent to Service of Process. (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.11 hereof.

                  11.14 Interpretation. The parties acknowledge and agree that:
(i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year first above written.

                                            HORIZON MEDICAL PRODUCTS, INC.




                                            By:
                                               ------------------------------
                                            Name:
                                            Its:


                                            ARROW INTERVENTIONAL, INC.




                                            By:
                                               ------------------------------
                                            John H. Broadbent, Jr.
                                            Vice President - Finance



Joining Party effective as
of the Closing Date:

STRATO/INFUSAID, INC.




By:
   ------------------------------
Name:
Its:

                       ARROW INTERNATIONAL, INC. GUARANTY

                  For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Arrow International, Inc., a Pennsylvania corporation ("Arrow"), hereby guarantees to Horizon Medical Products, Inc., a Georgia corporation ("Horizon"), and Strato/Infusaid, Inc., a Massachusetts corporation ("Strato"), the complete payment and performance by Arrow Interventional, Inc., a Delaware corporation ("Buyer"), of Buyer's obligations under the Asset Purchase and Stock Redemption Agreement dated as of July 15, 1997 among Buyer, Horizon and Strato (the "Agreement"). Arrow hereby waives notice of, and proof of reliance by Horizon and Strato upon and acceptance of, its guarantee herein, and of nonperformance by Buyer of any of its obligations under the Agreement and of any other notices or demands of any kind whatsoever. Horizon, Strato and Buyer may enter into any amendment, assignment, waiver or modification of the Agreement, whether or not such amendment, assignment, waiver or modification would in any way increase or decrease the extent of Arrow's obligations hereinafter, without notice to or consent of Arrow and without thereby releasing Arrow hereunder or incurring any liability to Arrow. The obligations of Arrow under this paragraph shall not be released or affected by voluntary or involuntary proceedings by or against Buyer in bankruptcy or for reorganization or other relief under any bankruptcy or insolvency law. Arrow's guarantee shall continue to be effective or shall be reinstated automatically, as the case may be, if at any time any payment, or any part thereof, by Buyer is rescinded or must otherwise be returned by Horizon or Strato upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Buyer as though any such payment had not been made.

                  Arrow covenants and agrees that it shall be bound by the provisions of Section 11.5(b) and Section 11.6 of the Agreement as if Arrow were the "Arrow" referred to therein.

                  Arrow represents and warrants to Horizon and Strato that:

                  (a) Arrow is a corporation duly organized, validly existing and in good standing under the laws of Pennsylvania, and has the requisite corporate power and authority to execute and deliver this Guaranty and the documents, agreements and certificates (collectively, the "Arrow Documents") which are required to be executed and delivered by Arrow pursuant to this Guaranty and to perform in all respects its obligations hereunder and thereunder. Arrow is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the character of the assets owned or leased by Arrow makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not impair or otherwise adversely affect the transactions contemplated hereunder.

                  (b) The execution, delivery and performance of this Guaranty and the Arrow Documents have been duly authorized by all requisite corporate action on the part of Arrow. This Guaranty has been duly executed and delivered by Arrow and constitutes, and each of the Arrow Documents when executed and delivered will constitute, the valid and binding obligation of Arrow, enforceable in accordance with and subject to their respective terms, except as limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights or contractual obligations generally. The execution, delivery and performance by Arrow of this Guaranty and the Arrow Documents and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Certificate of Incorporation or By-laws of Arrow; (ii) violate any provision of any judicial, arbitral or administrative order, award, judgment or decree applicable to Arrow; (iii) conflict with, result in a material breach of or constitute a default under any agreement or instrument to which Arrow is a party or by which it is bound; (iv) violate, in any material respect, any applicable law, rule, ordinance or regulation applicable to Arrow; or (v) require Arrow to obtain the consent, approval or authorization of, or require Arrow to file any certificate, notice, application, report or other document with, any federal, state or local governmental authority or agency or other person or entity.

                  (c) There are no judicial, arbitral or administrative actions, suits or proceedings or, to the knowledge of Arrow, any investigations pending against Arrow which would, if adversely determined, prevent, hinder, delay or otherwise adversely affect the consummation of the transactions contemplated hereby. Arrow is not a party to or subject to the provisions of any order, decree or judgment of any court or of any governmental agency which may prevent, hinder or otherwise adversely affect the consummation of the transactions contemplated hereby.

                  This Guaranty shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law.

                  IN WITNESS WHEREOF, the undersigned has caused the Guaranty to be executed and delivered as of the date of the foregoing Agreement.

                                          ARROW INTERNATIONAL, INC.


                                          By:
                                             --------------------------------
                                             John H. Broadbent, Jr.
                                             Vice President - Finance